                                                                Exhibit 99


                       MORGAN STANLEY UK GROUP PROFIT
                       SHARING SCHEME

                       Report and Financial Statements

                       31 December 1996 and 1995

REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS
TO THE MORGAN STANLEY GROUP INC. UK PROFIT SHARING SCHEME COMMITTEE AND PARTICIPANTS IN THE MORGAN STANLEY UK GROUP PROFIT SHARING SCHEME

We have audited the accompanying statement of financial condition of the Morgan Stanley UK Group Profit Sharing Scheme ("the Scheme") as of 31 December 1996 and 1995 and the related statement of income and changes in plan equity for the years ended 31 December 1996, 1995 and 1994. These financial statements are the responsibility of the Scheme's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Scheme as of 31 December 1996 and 1995 and the income and changes in plan equity for the years ended 31 December 1996, 1995 and 1994 in conformity with United States generally accepted accounting principles.


Ernst & Young
Chartered Accountants
Registered Auditor
London
18 February 1997

Morgan Stanley UK Group Profit Sharing Scheme
STATEMENT OF FINANCIAL CONDITION
at 31 December 1996

                                                                                           1996                1995
                                                                       Notes                  $                   $
ASSETS
Investment in Morgan Stanley Group Inc.
 common stock at market value (cost $9,587,360)                         3,4            19,373,829        13,189,121
Amounts due from trustee                                                                   99,827             9,466
Employee contributions receivable                                                       1,380,689         2,737,363
                                                                                        ---------         ---------

                                                                                       20,854,345        15,935,950
                                                                                       ==========        ==========



LIABILITIES AND PLAN EQUITY
Dividend income, net of withholding taxes, payable
 to participants                                                                           99,825             9,465
Plan equity                                                                            20,754,520        15,926,485
                                                                                       ----------        ----------

                                                                                       20,854,345        15,935,950
                                                                                       ==========        ==========


See accompanying notes.

Morgan Stanley UK Group Profit Sharing Scheme
STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY for the years ended 31 December 1996, 1995 and 1994



                                                                            1996               1995               1994
                                                          Notes                $                  $                  $
INVESTMENT INCOME
Dividend from Morgan Stanley Group
 Inc. Common Stock                                                        252,685           160,989            167,520
Less: United States taxes withheld                                         37,902            24,148             25,105
                                                                       ----------        ----------         ----------
NET INVESTMENT INCOME                                                     214,783           136,841            142,415

Gain on sales/transfers of Morgan Stanley Group
 Inc. Common Stock                                         3            1,261,443           518,552            183,380

Change in unrealised appreciation of
 investment                                                4            4,784,690         3,158,900         (1,791,131)

EMPLOYEE CONTRIBUTIONS
Current year                                                            1,395,261         2,737,495          2,371,487
                                                                       ----------        ----------         ----------
INCOME FOR THE YEAR                                                     7,656,177         6,551,788            906,151

Less:    Dividend income payable to participants                          202,148           128,791            134,006
         United Kingdom income tax payable                                 12,635             8,050              8,409
         Withdrawals disbursed to participants                          2,172,670           828,659            289,513
         Value of shares transferred to participants                      440,689           127,626             97,680
                                                                       ----------        ----------         ----------
INCREASE IN PLAN EQUITY                                                 4,828,035         5,458,662            376,543
PLAN EQUITY AT 1 JANUARY                                               15,926,485        10,467,823         10,091,280
                                                                       ----------        ----------         ----------
PLAN EQUITY AT 31 DECEMBER                                             20,754,520        15,926,485         10,467,823
                                                                       ==========        ==========         ==========

See accompanying notes.

Morgan Stanley UK Group Profit Sharing Scheme
NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1996, 1995 and 1994


1. DETAILS OF THE SCHEME

SCHEME DESCRIPTION

On 12 November 1987, the Morgan Stanley UK Group Profit Sharing Scheme was established in the United Kingdom by a trust deed made between Morgan Stanley Group Inc., a U.S. company, its subsidiary Morgan Stanley UK Group and Noble Lowndes Settlement Trustees Limited. The Scheme allows employees of Morgan Stanley UK Group to accumulate pre-tax profit share contributions in the form of shares of Morgan Stanley Group Inc. common stock.

ELIGIBILITY

Full time employees of Morgan Stanley UK Group with at least one year of service, commencing from the first of the month after the date of joining, are eligible to participate in the Scheme. Employees may elect to participate in the Scheme for the full amount of their profit share, up to a maximum of the lesser of 10% of UK base salary or (pound sterling) 8,000 ((pound sterling) 3,000 for expatriates)).

FUNDING POLICY

Amounts invested by employees are invested by Noble Lowndes Settlement Trustees Limited, as trustee, in Morgan Stanley Group Inc. shares which are held by the trustee in their name on the employee's behalf. Shares in respect of the previous qualifying period are appropriated to employees within two weeks of 31 December (the qualifying date). Trustee fees and brokerage commissions are borne by Morgan Stanley UK Group, the employer. During the first two years after allocation (the Retention Period) certain statutory restrictions apply limiting members' ability to deal in or withdraw their shares. After the Retention Period, members may withdraw their shares or instruct the trustees to sell their shares and withdraw the cash proceeds. The cost of withdrawals from the Scheme is determined on a first in first out basis within the relevant participant allocation.

TAXATION

The United Kingdom Board of Inland Revenue has approved the scheme under
Schedule 9, UK Finance Act 1978 and the Scheme itself is thus exempt from taxation. Employee contributions to the Scheme are not liable to income tax if shares are held by the Trustees for at least three years after appropriation. If participants' shares are sold prior to the end of the three year period, some or all of the income tax benefits are lost.

2. ACCOUNTING POLICIES

FOREIGN CURRENCIES

Monetary assets and liabilities denominated in currencies other than US dollars are translated at the rate of exchange ruling at the balance sheet date except for employee contributions receivable, which are translated at the rate ruling at the time of share purchase, which occurs shortly after the balance sheet date. Transactions in foreign currencies are translated at the approximate rate of exchange ruling at the date of the transaction.

VALUATION OF INVESTMENT

The investment is recorded at market value based on the closing market price on the New York Stock Exchange. Change in unrealised appreciation of the investment is based on a weighted average cost.

Morgan Stanley UK Group Profit Sharing Scheme
NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1996, 1995 and 1994


2.  ACCOUNTING POLICIES (continued)

DIVIDEND INCOME

Dividend income is recorded when the applicable dividends are declared. Dividends are received by the trustees net of US withholding tax and are allocated to participants according to their share allocation net of United Kingdom withholding tax.


3.  CHANGES IN HOLDINGS OF MORGAN STANLEY GROUP INC. COMMON STOCK



                                                          Number              Total
                                                       of shares               cost
                                                                                  $
At 1 January 1994                                       116,709           4,623,152
Add: Purchase, January 1994                              26,280           1,834,116
                                                        -------           ---------

                                                        142,989           6,457,268
Less: Sales of shares during the year                    (4,297)           (111,436)
Transfers of shares during the year                      (1,466)            (92,377)
                                                        -------           ---------

At 31 December 1995                                     137,226           6,253,455
Add: Purchase January 1995                               39,564           2,371,619
                                                        -------           ---------

                                                        176,790           8,625,074
Less: Sales of shares during the year                   (11,518)           (328,974)
      Transfers of shares during the year                (1,686)           (108,759)
                                                        -------           ---------

At 31 December 1995                                     163,586           8,187,341
Add: Purchase January 1996                               33,071           2,751,935
Less: Sales of shares January 1996                       (7,337)           (190,392)
Add: Two for one stock split 26 January 1996            189,320                  --
                                                        -------           ---------

                                                        378,640          10,748,884
Less: Sales of shares during the year                   (30,809)           (694,307)
      Transfers of shares during the year                (8,683)           (467,217)
                                                        -------           ---------

At 31 December 1996                                     339,148           9,587,360
                                                        =======           =========


Each stock purchase was made in one transaction representing more than 5% of the current value of the Scheme at the beginning of the year.

Morgan Stanley UK Group Profit Sharing Scheme
NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1996, 1995 and 1994

3. CHANGES IN HOLDINGS OF MORGAN STANLEY GROUP INC. COMMON STOCK (continued)

Sales/transfers of Morgan Stanley Group Inc. Common Stock:

                                             1996             1995             1994
                                                $                $                $

Aggregate proceeds of sales             2,172,670          828,659          289,513
Aggregate cost of sales                  (884,699)        (328,974)        (111,436)
                                        ---------         --------          -------
Net gain on sales                       1,287,971          499,685          178,077
                                        ---------         --------          -------
Aggregate proceeds of transfers           440,689          127,626           97,680
Aggregate cost of transfers              (467,217)        (108,759)         (92,377)
                                        ---------         --------          -------

Net gain on transfers                     (26,528)          18,867            5,303
                                        ---------         --------          -------
                                        1,261,443          518,552          183,380
                                        =========          =======          =======

Morgan Stanley UK Group Profit Sharing Scheme
NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1996, 1995 and 1994

4. CHANGE IN UNREALISED APPRECIATION OF INVESTMENTS

At 31 December 1996 the closing price on the New York Stock Exchange for Morgan Stanley Group Inc. common stock was $57.125 per share.

                                                                                        Number
                                                                                      of shares                $
Market value at 31 December 1996                                                       339,148        19,373,829
Average cost at 31 December 1996                                                       339,148         9,587,360
                                                                                                       ---------

Unrealised appreciation at 31 December 1996                                                            9,786,469
Unrealised appreciation at 31 December 1995                                                            5,001,779
                                                                                                       ---------
Increase in unrealised appreciation for 1996                                                           4,784,690
                                                                                                       =========


Market value at 31 December 1995                                                       163,586        13,189,121
Average cost at 31 December 1995                                                       163,586         8,187,342
                                                                                                       ---------
Unrealised appreciation at 31 December 1995                                                            5,001,779
Unrealised appreciation at 31 December 1994                                                            1,842,879
                                                                                                       ---------
Increase in unrealised appreciation for 1995                                                           3,158,900
                                                                                                       =========


Market value at 31 December 1994                                                       137,226         8,096,334
Average cost at 31 December 1994                                                       137,226         6,253,455
                                                                                                       ---------
Unrealised appreciation at 31 December 1994                                                            1,842,879
Unrealised appreciation at 31 December 1993                                                            3,634,010
                                                                                                       ---------
Decrease in unrealised appreciation for 1994                                                          (1,791,131)
                                                                                                      ==========






5. NUMBER OF PARTICIPANTS

There were 878 participants as of 31 December 1996, 543 participants as of 31 December 1995 and 548 participants as of 31 December 1994.

Morgan Stanley UK Group Profit Sharing Scheme
NOTES TO THE FINANCIAL STATEMENTS
at 31 December 1996, 1995 and 1994


6. POST BALANCE SHEET EVENT

On 5 February 1997, Morgan Stanley Group Inc. and Dean Witter, Discover & Co. ("Dean Witter") announced a definitive agreement to merge. Under the terms of the definitive agreement unanimously approved by the Boards of both companies, each of Morgan Stanley Group Inc.'s common shares will be exchanged for 1.65 Dean Witter common shares.

The transaction, which is expected to be completed in mid-1997, is intended to be accounted for as a pooling of interests and is subject to customary closing conditions, including certain regulatory approvals and the approval of shareholders of both companies. The impact of this merger on the Scheme is yet to be determined.